EXHIBIT D


BEN & JERRY'S HOMEMADE, INC.

1995 NON-EMPLOYEE DIRECTORS' PLAN FOR STOCK
IN LIEU OF DIRECTORS' CASH RETAINER


1.	Purpose

	The purpose of this Plan is to (1) encourage ownership of Company Stock by non-employee directors and thereby align such directors' interests more closely with the interests of stockholders of the Company, and (2) assist the Company in securing and retaining highly qualified persons to serve as non-employee directors, in which position they may contribute to the long-term growth and profitability of the Company, by affording such persons an opportunity to acquire Stock.

2.	Definitions

	Whenever used in this Plan, the following terms will have the respective meanings set forth below:

	(a)	"Board" means the Company's Board of Directors as
constituted from time to time.

	(b)	"Committee" means the committee described in Section 4.

	(c)	"Company" means Ben & Jerry's Homemade, Inc., a Vermont
corporation.

	(d)	"Fair Market Value" of Stock means average of the
official closing prices of the Stock on the NASDAQ National Market System or such other securities exchange or automated quotation system on which the Stock shall be primarily traded at the time of such determination (the "Exchange") on the ten trading days preceding the day on which Fair Market Value is being determined on which Stock transactions took place, as reported on Composite Tape for transactions on the Exchange.

	(e)	"Participant" means a non-employee, and non-full-time
consultant, director who is eligible to receive, and receives
Stock under the Plan.

	(f)	"Plan" means this 1995 Non-Employee Directors' Plan for
Stock in Lieu of Directors' Cash Retainer..

	(g)	"Retainer" means the annual amount of cash retainer
payable to a non-employee director of the Company for a full year's service on the Board, or such lesser amount as may be payable to any non-employee director in respect of service on the Board of less than a full year, and excluding meeting fees payable for attendance at meetings of the Board or committees.

	(h)	"Stock" means the Class A Common Stock, par value $.033
per share, of the Company.

3.	Number and Source of Shares Available Under the Plan

	The total number of shares of Stock reserved and available for issuance under the Plan is 25,000 subject to adjustment as provided in Section 7 below. Such shares may be previously issued and outstanding shares of Stock reacquired by the Company and held in its treasury, or may be authorized but unissued shares of Stock, or may consist partly of each.

4.	Administration of the Plan

	The Plan shall be administered by a committee (the "Committee") of the Board designated by the Board for that purpose. Unless and until a Committee is appointed the Plan shall be administered by the entire Board, and references in the Plan to the "Committee" shall be deemed references to the Board. The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to issue Stock granted in accordance with this Plan to such directors as are eligible to receive Stock;
(b) to prescribe the form of forms of instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determination of the Committee shall be conclusive and shall bind all parties.

5.	Eligibility

	Each director of the Company who, on any date on which Stock is to be delivered (as specified in Section 6), is not an employee or a full-time consultant of the Company or any parent or subsidiary of the Company and is entitled to receive a Cash
Retainer (an "Eligible Director") will be eligible to receive
Stock under the Plan.

6.	Stock in Lieu of Cash Retainer

	In lieu of the annual cash Retainer payable to each Eligible Director, Stock will be paid, upon the prior written election of an Eligible Director to so receive Stock, in the amount of such cash Retainer each year for so long as this Plan is in effect, to the extent and subject to the terms and conditions set forth below:

	(a)	Annual Stock Payment.  The number of shares of Stock to
be paid under this Section 6, in the event of an election by an Eligible Director to so receive Stock, will be equal to (i) the amount of the annual cash Retainer payable to each Eligible
Director at the rate then in effect divided by (ii) the Fair
Market Value of Stock as determined on the date of payment. No fractional shares of Stock will be granted; instead, the cash remainder will be paid to the Participant. The delivery of Stock hereunder shall be contingent upon service by the Participant through the date of the first meeting of the Board of Directors following the Annual Meeting (or such election by the Board). On the date 30 days after the date of the annual meeting of stockholders at which directors are elected (or, in the case of a director elected by the Board, the date 30 days after such election) or as promptly as practicable thereafter, the Company will deliver to each Participant who has filed an election one or more certificates representing the Stock, registered in the name of the Participant (or, if directed by the Participant, in joint names of the Participant and his or her spouse).

	(b)	Method of Electing to Receive Stock in Cash of Annual
Cash Retainer. In order to receive Stock under the Plan, the Director must complete and deliver to the Company a written election form on which he/she designates the election to receive Stock. The election shall be irrevocable unless modified or revoked as provided in this Section. In order to modify or revoke an election, the Director must complete and deliver to the Company a Change of Election form providing that said modification or revocation shall be effective with respect to the annual retainer payable on or after the first calendar quarter of the year which begins at least six months following the date the Company receives the Change of Election form.

	(c)	Rights of the Participant.  Except for the terms and
conditions set forth in this Plan, a Participant paid Stock in lieu of the annual Cash Retainer will have all of the rights of a holder of the Stock, including the right to receive dividends paid on such Stock and the right to vote the Stock at meetings of stockholders of the Company. Upon delivery, such Stock will be nonforfeitable.

7.	Adjustment Provisions

	In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affects Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of Participants' rights under the Plan, then the Board shall, in a manner that is proportionate to the change to the Stock and is otherwise equitable, adjust any or all of the number or kind of shares of Stock reserved for issuance under the Plan.

8.	Changes to the Plan

	 The Board may amend, alter, suspend, discontinue, or terminate the Plan or authority to deliver Stock under the Plan; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination may impair the rights of such Participant under any Stock theretofore paid to him or her hereunder.

9.	General Provisions

	(a)	Consideration for Stock Issued.  Stock will be paid
under the Plan in consideration of the services of Participants as directors of the Company.

	(b)	Compliance with Securities Laws, Listing Requirements,
and Other Laws and Obligations. The Company shall not be obligated to deliver any shares of Stock under this Plan, (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with,
(b) if the outstanding Stock is at the time listed on any stock exchange, or quoted on any automated quotation system, until the shares to be delivered have been listed or authorized to be listed or quoted on such exchange or system upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the payment of Stock, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

	(c)	No Right to Continue as a Director.  Nothing contained
in the Plan or any agreement hereunder will confer upon any Participant any right to continue to serve as a director of the Company.

	(d)	No Shareholder Rights Conferred.  Nothing contained in
the Plan or any agreement hereunder will confer upon any director any rights of a shareholder of the Company unless and until shares of Stock are issued to such Participant upon the payment of Stock.

	(e)	Governing Law.  The validity, construction, and effect
of the Plan and any agreement hereunder will be determined in accordance with the laws of the State of Vermont and applicable federal law.


10.	Effective Date and Duration of Plan

	The Plan will become effective at the time that it is approved by the Board, subject to approval by the stockholders of the Company by a majority of the votes cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together, present in person or represented by proxy, and entitled to vote. The Plan will remain in effect until such time as the Board may act to terminate the Plan, or until such time as no Stock remains available for issuance under the Plan and the Company has no further rights or obligations under the Plan with respect to Stock granted issued under the Plan.